AGREEMENT FOR PURCHASE AND SALE OF STOCK

                                  of

                     TELEPHONE SERVICES, INC. OF FLORIDA

                  AGREEMENT FOR PURCHASE AND SALE OF STOCK


THIS AGREEMENT (this "Agreement"), dated as of the _______ day of October, 1997, is made by and among RAYMOND E. MURRAY, RAYMOND MICHAEL MURRAY, PAUL MELECH, O'NEAL SUTTON, DENISE R. SUTTON, O'NEAL SUTTON III, STEVEN K. SUTTON, NICOLE F. WILLIER, KAITLYN M. SUTTON, JACKSON W. SUTTON, GERALDINE L. BROWN, JEANETTE E. SMITH, THE R. MICHAEL & JOY A. MURRAY 1997 UNITRUST, THE RAYMOND E. MURRAY 1997 UNITRUST, THE RAYMOND E. MURRAY REVOCABLE TRUST, THE PAUL AND TRISH MELECH 1997 UNITRUST AND THE COMMUNITY FOUNDATION OF TAMPA BAY, INC. (the "Foundation") being the holders of all of the outstanding shares of stock of TELEPHONE SERVICES, INC. OF FLORIDA, a Florida corporation (hereinafter "the Company"), all of said individuals being hereinafter collectively referred to as the "Sellers," and TELEPHONE SERVICES HOLDINGS, INC., a Delaware corporation (hereinafter "Holdings").


                                 ARTICLE I
                         PURCHASE AND SALE; PRICE

     1.1 Purchase and Sale of the Shares and the Noncompetition
Agreements. At the Closing (hereinafter defined) and in the manner herein provided, the Sellers shall sell and deliver all of the shares of capital stock of the Company (hereinafter collectively called the "Shares") to Holdings, and Holdings shall purchase the Shares from Sellers, together with the Noncompetition Agreements (defined below), on the terms and conditions set forth herein.

     1.2 Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of the Sellers herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Shares provided for in this Agreement and the execution of the Noncompetition Agreements, Holdings agrees to pay to the Sellers an aggregate purchase price (the "Purchase Price") of $50,000,000, plus the additional payments made pursuant to the APP (defined below), payable, pro rata to the Sellers based on the number of Shares purchased by Holdings from each of the Sellers, as follows:

     (a) $43,000,000 by delivery at the Closing to the Sellers in the amounts set forth in Exhibit 1.2(a), and in the form of a certified or cashier's check or funds by wire transfer to account(s) designated by the Sellers in writing no later than five business days prior to Closing, which amount includes the $2,000,000 payment for the purchase of the Noncompetition Agreements;


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     (b) $5,000,000 by delivery of an 8% subordinated note, with respect to The Raymond E. Murray Revocable Trust, in the form designated as
Exhibit 1.2(b) hereto and with respect to Raymond Michael Murray, Paul Melech, O'Neal Sutton, The R. Michael and Joy A. Murray 1997 Unitrust and The Paul and Trish Melech 1997 Unitrust, in the form designated as Exhibit 1.2(c), payable in the aggregate principal amount of $5,000,000 (the "Subordinated Notes"), in accordance with the allocations set forth in Exhibit 1.2(a);

     (c) If and when required by Section 1.4(b) hereof, Holdings shall pay all or a portion of the $2,000,000 retained by Holdings and disbursed pursuant to this Agreement (the "Reserve Amount"), together with such other amounts as Holdings is required to pay under Section 1.4(b) hereof, by delivery of a certified or cashier's check or by wire transfer or transfers to an account or accounts designated by certain Sellers in accordance with the allocation set forth on Exhibit 1.2(d);

     (d) The amounts, if any, payable pursuant to the APP to certain Sellers in accordance with the allocation set forth on Exhibit 1.2(e); and

     (e) Up to $500,000 for Excess Owners' Equity (defined below), pursuant to Section 1.4(b) and in accordance with the allocation set forth on
Exhibit 1.2(a).

     1.3 Payment of Liabilities; Definitions.

     (a) Liabilities.

     (i) Payment of Liabilities Other Than Permitted Liabilities.
The Sellers acknowledge and agree that the Purchase Price has been calculated, and is being paid, based on the agreement that the Company will have paid in full immediately prior to the Closing all liabilities and obligations of the Company other than the Permitted Liabilities. "Permitted Liabilities" shall mean only the current portion of trade accounts payable, accrued payroll, accrued payroll taxes, accrued sales taxes, accrued income taxes, other accrued taxes, accrued operating expenses, the current and noncurrent amounts payable to The Bank of Tampa pursuant to the Existing Credit Agreement (defined below), accrued liabilities for long term inventory obligations pursuant to the Purchase Agreement with Lucent Technologies, Inc., the Texas expansion costs disclosed in Exhibit 2.25 (the "Texas Expansion"), up to $75,000 in transaction costs actually incurred by the Company in connection with this Agreement (the "Permitted Transaction Costs") and the capital leases designated as such in
Exhibit 2.10.

     (ii) Excluded Liabilities. "Excluded Liabilities" shall mean all liabilities of the Company other than the Permitted Liabilities, including, without limitation, all interest bearing debt (other than the Existing Credit Agreement), mortgages, shareholder loans, dividends payable, other capital debt, any capital expenditure (other than those aggregating less than $5,000

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and those associated with the Texas Expansion) or other liability incurred outside the normal course of business or any similar obligation (collectively, the "Excluded Liabilities"). The Company shall give prior Notice (hereinafter defined) to Holdings before incurring any Excluded Liabilities. In the event any Excluded Liabilities exist at the Closing, then such amounts shall not constitute Damages (defined in Article XI); instead the Purchase Price shall be reduced by the aggregate amount of the Excluded Liabilities on a dollar for dollar basis. If the cash portion of the Purchase Price has already been paid when such liabilities or obligations are discovered by Holdings, then Holdings may offset such liabilities or obligations against the Reserve Amount, and if the Reserve Amount has been paid or is not payable pursuant to Section 1.4(b), then the Sellers will immediately pay such liabilities or obligations or repay Holdings for any expenditure incurred by Holdings in relation to such liabilities or obligations.

     (b) Calculations; Definitions.

     (i) Calculation of Owners' Equity. "Owners' Equity" shall equal (x) the aggregate dollar amount of the Company's Total Assets (hereinafter defined) less (y) the aggregate dollar amount of the Permitted Liabilities plus (z) the Permitted Transaction Costs. For example purposes only, the Company's Owners' Equity as of August 31, 1997 is set forth on
Exhibit 1.3(a). In the calculation of Owners' Equity, the Company will use GAAP (hereinafter defined) and provide for all year-end expense adjustments on a pro-rata basis.

     (ii) Definition of Total Assets. "Total Assets" shall mean the amount of all assets (net of reserves for bad debts, depreciation and similar "contra-asset" items) of the Company.

     (iii) Definition of Laws. "Laws" shall mean, without limitation, all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

     (iv) Definition of GAAP or Generally Accepted Accounting
Principles. "GAAP" or "generally accepted accounting principles" shall mean such principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question. For purposes of this definition, the requirement that such principles be applied on a "consistent basis" shall mean that accounting principles observed in the current period are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant


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to such accounting principles.  The delivery of an unqualified opinion of Ernst
& Young, LLP on the financial statements of the Company as of August 31, 1997 or for any subsequent periods shall be deemed to have satisfied GAAP.

     (v) Definition of Permitted Distributions. "Permitted
Distributions" shall mean payments made by the Company in September and October of 1997 for estimated quarterly corporate income taxes, customary compensation and management bonuses paid in the ordinary course of business consistent with past practices, and special employee bonuses of up to $1,000,000, all of which are detailed in Exhibit 1.3(b).

     (vi) Definition of Sellers' Agent. "Sellers' Agent" shall mean Raymond E. Murray. Each of the Sellers hereby appoints Raymond E. Murray as his, her or its representative and attorney-in-fact , with full power and authority (including power of substitution), in the name of and on behalf of each such Seller, or in his own name as the Sellers' Agent, to resolve all issues concerning the Post-Closing Adjustment pursuant to Section 1.4(b) hereof and for the purposes set forth in Section 11.4 hereof.

     (vii) Definition of Existing Credit Agreement.  The "Existing
Credit Agreement" shall mean The Commercial/Agricultural Revolving or Draw Note
- Variable Rate dated March 22, 1996, as amended, executed by the Company in favor of The Bank of Tampa.

     1.4 Financial Requirements Regarding Purchased Owners' Equity; Post Closing Adjustments.

     (a) Financial Requirements.  Notwithstanding anything in this
Agreement to the contrary the Owners' Equity at the Closing shall not be less than $5,000,000.

     (b) Post-Closing Adjustments. Immediately after the Closing, at no cost to the Sellers, Holdings will have prepared by Ernst & Young, LLP an audited balance sheet of the Company as of the Closing Date, together with a calculation of Owners' Equity at the Closing Date (the "Closing Financials and Computations"). The Closing Financials and Computations will be completed within 90 business days after the Closing Date and delivered to the Sellers' Agent for review. If the Sellers' Agent has any objections to or otherwise disputes the Closing Financials and Computations, the Sellers' Agent shall notify Holdings within 30 business days of his receipt of such Closing Financials and Computations, describing his objections and the basis therefor in reasonable detail. The failure of the Sellers' Agent to so notify Holdings within such 30 business day period, or notification by the Sellers' Agent that he has no objection to the Closing Financials and Computations, shall constitute acceptance thereof, whereupon the Closing Financials and Computations shall be deemed complete and final. Alternatively, if Holdings accepts the proposed changes of the Sellers' Agent, the Closing Financials and Computations shall be deemed complete and final upon such written acceptance by Holdings. If Holdings does not respond to the changes proposed by the Sellers'


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Agent within 30 business days following receipt of such proposed changes, the same shall be deemed to have been accepted by Holdings, and the Closing Financials and Computations as so changed shall be deemed complete and final. The parties agree that the provisions of Section 12.7 hereof will apply in resolving any dispute regarding the Closing Financials and Computations. Immediately after the completion of the Closing Financials and Computations, and the review and acceptance of the same by the Sellers' Agent, or, if applicable the resolution in accordance herewith of any dispute between the parties with respect to the Closing Financials and Computations, the parties agree that the Reserve Amount, or portions thereof, shall be retained by Holdings to satisfy any deficiency in any of the requirements described in
Section 1.4(a) above (the "Deficiency"). Immediately thereafter, Holdings shall pay to the Sellers the remaining Reserve Amount, if any, or all of the Reserve Amount, if appropriate, together with 8% annual interest thereon, accrued from the Closing Date to the date of payment. If no Deficiency exists, Holdings shall pay to the Sellers, an amount equal to the Owners' Equity at Closing less $5,000,000; provided, however, that such payment shall in no event exceed $500,000, even if Owners' Equity at Closing exceeds $5,500,000 (the "Excess Owners' Equity"). Payments by Holdings pursuant to this Section 1.4 shall be made to those certain Sellers in accordance with the allocations set forth in Exhibit 1.2(a) with respect to Excess Owners' Equity and in accordance with the allocations set forth in Exhibit 1.2(d) with respect to the Reserve Amount . To the extent that the Deficiency at Closing exceeds the Reserve Amount, such Deficiency shall not constitute Damages, but shall be immediately due and payable to Holdings in cash by the Sellers.

     (c) Pro-Rata Adjustments. The Sellers and Holdings will provide for all year-end expense adjustments on a pro-rata basis prior to the preparation of the Closing Financials and Computations and disbursement of the Reserve Amount in accordance with Section 1.4(b) above.

     1.5 Allocations of the Purchase Price Among Sellers.  The
Purchase Price shall be paid and allocated among the Sellers as provided in the allocation set forth on Exhibit 1.5 hereto, including the allocation of $2,000,000 for the Noncompetition Agreements.

     1.6 Accounts and Notes Receivable.  Sellers will deliver to
Holdings a schedule of all accounts and notes receivable (and the face amounts thereof) which are outstanding on the Closing Date. All accounts and notes receivable listed on the schedule delivered at the Closing will constitute valid claims against third parties not affiliated with the Company arising in the ordinary course of business of the Company. The parties hereto agree that Holdings may assign to Sellers any accounts and notes receivable which are outstanding on the Closing Date and which are uncollected as of the date six months after the Closing Date, and concurrently with such assignment Sellers shall pay to Holdings, in cash, an amount equal to the aggregate value of such


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accounts and notes receivable to the extent the same exceeds the reserve for doubtful accounts on the Balance Sheet. All amounts which are collected by Holdings or the Company from an account or note debtor after the Closing Date shall be first applied to reduce the oldest outstanding balance on such account or with such note debtor.

     1.7 Product Claims and Returns. Sellers shall be responsible for customer claims relating to services rendered by the Company prior to the Closing Date, and customer claims relating to, or returns of, products of the Company sold and shipped by the Company prior to the Closing Date or in the finished goods inventory of the Company as of the Closing Date. If a customer makes a claim or seeks a return and, in the judgment of the then management of the Company the claim or return is proper, the Company shall replace or repair, as the case may be, the services rendered or product purchased at the Company's then generally prevailing prices and labor rates. Such repairs or returns shall be for the account of Sellers who shall promptly reimburse Holdings for the amounts thereof in excess of reserves for such items included in the Balance Sheet.


                                 ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each of the Indemnifying Sellers (as defined in Section 11.1 to this Agreement) hereby jointly and severally represent and warrant to Holdings, as follows:

     2.1. Corporate Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida with all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Exhibit 2.1.1 lists each of the states where the Company is qualified as a foreign corporation. The conduct of its business and its ownership or use of property do not require the Company to be qualified or licensed to do business as a foreign corporation in any state except those listed in Exhibit 2.1.1. Exhibit 2.1.2 contains complete and correct copies of the Company's (i) articles of incorporation; (ii) bylaws; (iii) good standing certificates from the secretary of state of (A) the state of Florida and (B) each of the states listed on Exhibit 2.1.1; and (iv) certificates of authority for the states listed in Exhibit 2.1.1, each as amended to date. The Company has all federal, state, local and foreign licenses, permits or other approvals required for the operation of its business as now being conducted.

     2.2. Capital Stock; Options. The authorized capital stock of the Company and the shares of capital stock of the Company issued and outstanding, of all classes, and the respective holdings of each of Sellers, are as set


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forth in Exhibit 2.2.  The Shares represent all of the issued and outstanding capital stock of the Company, the Shares are all listed on Exhibit 2.2, and the Company has no treasury stock. All of the Shares are validly issued, fully paid and nonassessable and are owned by Sellers, free and clear of all encumbrances or claims. There are no issued and outstanding options, warrants, rights, securities, contracts, commitments, understandings or arrangements by which the Company is bound to issue any additional shares of its capital stock or options to purchase shares of its capital stock.

     2.3. Subsidiaries and Affiliates.  Except as set forth in Exhibit
2.3, the Company has no subsidiaries, Affiliates or investments in any other entity or business operation. The term "Affiliates" includes each shareholder, director, officer and employee of the Company, the family members of each Seller, and any director, officer or employee of the Company, and any corporation, partnership or other entity in which the Company, any Seller, any family member of a Seller or director or officer of the Company has any financial interest or is a controlling person, as that term is used in connection with the federal securities laws, if such person or entity has, or in the past had, a contractual relationship with or is transacting, or has in the past transacted, business with the Company. All of the outstanding shares of all classes of capital stock of each subsidiary of the Company are owned by the Company free of any liens, security interests, claims or encumbrances. The Company has no Affiliate whose liabilities or obligations will be assumed by Holdings.

     2.4. Authorization, etc. The Sellers have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Except for O'Neal Sutton III, none of the Sellers are residents of any state that has enacted community property statutes nor are any of the Sellers subject to any community property statutes.

     2.5. No Violation.  Except as set forth in Exhibit 2.5, the
Company is not subject to or obligated under any article or certificate of incorporation, bylaw, Law (as defined in Section 1.3(b)(iii)), or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by Sellers' execution, delivery and performance of this Agreement. Sellers will comply with all applicable Laws in connection with their execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     2.6. Governmental Authorities.  Neither the Sellers nor the
Company are required to submit any notice, report or other filing with, and no consent, approval or authorization is required, by any governmental or regulatory authority in connection with their execution, delivery, consummation or performance of this Agreement or the transactions contemplated hereby.

Neither the Company nor any "Ultimate Parent Entity" (as defined in 16 C.F.R. 801.1(a) (1988)) of the Company immediately prior to the transactions contemplated hereunder is a person that has total assets or annual net sales of $100,000,000 or more within the meaning of 15 U.S.C. Section 18a.

     2.7. Financial Statements.  Exhibit 2.7 contains the Company's reviewed statements of financial position as of November 30th for the years 1994 through 1996 and reviewed statements of income and retained earnings for the fiscal year then ended, each such statement being prepared by Fabricant, Weissman & Darby, P.A., together with the Company's audited statement of financial position as of August 31, 1997 and audited statement of income and retained earnings for the 9 month period then ended, each such statement being
prepared by Ernst & Young, LLP.   All such statements of financial position and
the notes thereto are complete and accurate and fairly present the financial position of the Company as of the respective dates thereof, and such statements of income and retained earnings and the notes thereto fairly present the results of operations for the periods therein referred to, all in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as stated therein or in the notes thereto). The audited statement of financial position as of August 31, 1997 and the notes thereto included in Exhibit 2.7 are referred to as the "Balance Sheet". August 31, 1997 is referred to as the "Financial Statement Date."

     2.8. No Undisclosed Liabilities, Claims, etc. Except for (a) liabilities fully reflected or reserved against in the Balance Sheet; and (b) regular and usual liabilities and obligations incurred in the ordinary course of business consistent with past practices after the Financial Statement Date, the Company has no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims which may become known or which arise only after the Closing and which result from actions, omissions or occurrences of the Company prior to the Closing.

     2.9. Absence of Certain Changes.  Since the Financial Statement
Date, there has not been (a) any adverse change in the business, prospects, financial condition, earnings or operations of the Company's business; (b) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Company's properties and business; (c) any declaration, setting aside or payment of any dividend whether in cash, stock or property with respect to the Company's capital stock, or any redemption or other acquisition of such stock by the Company; (d) any increase in the compensation payable or to become payable by the Company to its directors, officers, key employees, Affiliates or any of the Sellers or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made


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to, for or with any such party (except for Permitted Distributions); (e) any entry by the Company into any commitment or transaction, including, without limitation, any borrowing or capital expenditure other than in accordance with the schedule of capital expenditures (Exhibit 2.25); (f) any change by the Company in accounting methods, practices or principles; (g) any adoption of any statute, rule, regulation or order which adversely affects the Company; (h) any termination or waiver of any rights of value to the business of the Company;
(i) any other transaction or event other than in the ordinary course of the Company's business (except for Permitted Distributions); (j) any transaction or conduct inconsistent with the Company's past business practices; (k) any adoption or amendment of any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement for the benefit of employees; or (l) any agreement or understanding made or entered into to do any of the foregoing.

     2.10. Contracts. Exhibit 2.10 contains a schedule of, and copies of, all Contracts to which the Company is a party. The term "Contracts" shall include, but shall not be limited to, all oral (which shall be summarized in Exhibit 2.10) and written contracts, agreements, agency agreements, loan agreements, mortgages, indentures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements, collective bargaining, union, consulting and/or employment contracts, leases of real or personal property, easements, distribution or dealer agreements, service agreements, license agreements and advertising agreements (except there shall not be included agreements which do not exceed, in the case of any one agreement, an obligation of $5,000, and in the case of all agreements, an aggregate obligation of $10,000. The Company is not in default or alleged to be in default under any Contract nor are Sellers aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract. All of the Contracts are in full force and effect and constitute legal, valid and binding obligations of the Company, and to the knowledge of the Sellers, are legal, valid and binding on the other parties thereto in accordance with their terms, and will remain in full force and effect after the Closing without any notice to or consent by any other party, except as set forth on Exhibit 2.10.

     2.11. True and Complete Copies. Copies of all agreements, contracts and documents delivered and to be delivered hereunder by Sellers or the Company are and will be true and complete copies of such agreements, contracts and documents. All written summaries of oral agreements will be true and complete.

     2.12. Title and Related Matters.  Except as set forth in Exhibit
2.12, the Company has good and marketable title to all of the properties and


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assets reflected in the Balance Sheet or acquired after the date thereof
(except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), including, without limitation, the specific assets referred to in paragraphs (a), (b) and
(c) below, free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character, except as reflected on the Balance Sheet. The Company owns or leases, directly or indirectly, all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of the Company as presently conducted.

     (a) Real Property.

     (i) The Company owns no real property.

     (ii) The Company is not a tenant under any lease(s) of real property used by the Company except as described on Exhibit 2.10. With respect to the leased real property described on Exhibit 2.10 and except as set forth on Exhibit 2.12: (A) all such leases are in full force and effect and constitute valid and binding obligations of the respective parties thereto; (B) there have not been and there currently are not any defaults thereunder by any party thereto; (C) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling the lessor to terminate the lease; and (D) the continuation, validity and effectiveness of all such leases under the current rentals and other current terms thereof will in no way be affected by the transactions contemplated by this Agreement or, if any would be affected, Sellers shall use all necessary means at their disposal to cause an appropriate consent to such transactions to be delivered to Holdings prior to the Closing Date at no cost or other adverse consequences to the Company ((A) through (D) are hereinafter collectively referred to as "Lease Restrictions").

     (iii) Except as shown on Exhibit 2.12, each parcel of real property, building, structure and improvement owned, leased or otherwise utilized by the Company (collectively the "Premises") conforms to all applicable Laws, including zoning regulations, none of which will, upon the sale of the Shares to Holdings, prohibit the use of such properties, buildings, structures or improvements, for the purposes for which they are now utilized. The Premises are of good quality construction throughout, are in good condition and working order, are adequate for their intended purposes, have no structural or other substantial deficiencies, and are free from deferred maintenance.

     (iv) The Company does not currently have, and in the past has not had, any interest (as owner, tenant or otherwise) in any real property except as disclosed on Exhibit 2.12.

     (b) Personal Property. The Company has good and marketable title to all the personal property and assets, tangible or intangible, shown on the Balance Sheet, except to the extent sold or disposed of in transactions entered into in the ordinary course of business consistent with past practices since the Financial Statement Date. The personal property in the aggregate is in good condition and working order, and each individual item of personal property which would cost in excess of $5,000 to replace is in good condition and working order. None of such assets are subject to any (i) contracts of sale or lease, except contracts for the sale of inventory in the ordinary and regular course of business; or (ii) security interests, encumbrances, liens or charges of any kind or character, except as set forth in Exhibit 2.12. Except as set forth in Exhibit 2.12, there are no Lease Restrictions with respect to the personal property leased by the Company.

     (c) Inventories. In addition to subsection (b) of this Section, the inventories of the Company included on the Balance Sheet, to be included on interim balance sheets provided pursuant to Section 4.8 and owned by the Company on the Closing Date: (i) are valued with respect to each category of inventory at the lower of cost (on a FIFO basis) or market; and (ii) do not include any items which are below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the normal course of the business of the Company as currently conducted within normal inventory "turn" experience, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. The Company has the proper amount of inventories to conduct its business consistent with past practices. There has not been since the Financial Statement Date any provision for markdowns or shrinkage with respect to inventories other than in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Holdings.

     (d) No Disposition of Assets. Except for those items set forth on Exhibit 2.12(d), there has not been since the Financial Statement Date any sale, lease or any other disposition or distribution by the Company of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Holdings.

     2.13. Litigation. Except as set forth in Exhibit 2.13, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Sellers, threatened against the Company or any of Sellers which, if adversely


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determined, would adversely affect the business, prospects, operations, earnings, properties or the condition, financial or otherwise, of the Company, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

     2.14. Tax Matters. The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees or assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable Law or assessed, charged or imposed by any governmental authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or imposed. For the purposes of this Section 2.14 and Section 6.5, the Company shall be deemed to include any predecessor of the Company or any person or entity from which the Company incurs a liability for Taxes as a result of any transferee liability. Except as stated in Exhibit 2.14.1:

     (a) The Company has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes shown as due and payable on such returns, reports and estimates have been paid, and there is no current liability for any Taxes due and payable in connection with any such returns. All Taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered or to be delivered pursuant to Section 2.7 and Section 4.8 are adequate; and there are no unpaid assessments for additional Taxes for any period nor is there any basis therefor. Attached hereto as Exhibit 2.14.2 are copies of all federal, state and foreign tax returns filed by the Company for the past five (5) years.

     (b) The Company is not, and never has been, a member of any consolidated, combined or unitary group for federal, state, local or foreign tax purposes. The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income tax purposes.

     (c) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and
(iii) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect for the applicable year or any prior provision thereof and other applicable Laws.

     (d) The Company's federal income tax return for the year ended
1988 has been examined by the Internal Revenue Service (the "IRS"). No other income tax return of the Company has been audited. The federal and state income tax returns of the Company for all periods through December 31, 1993 have been closed by the applicable statute of limitation. No deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority. Exhibit
2.14.1 describes the status of any federal, state, local or foreign tax audits or other administrative proceedings, discussions or court proceedings that are presently pending with regard to any Taxes or tax returns of the Company (including a description of all issues raised by the taxing authorities in connection with any such audits or proceedings), and no additional issues are being asserted against the Company in connection with any existing audits or proceedings.

     (e) The Company has not executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

     (f) The Company has not entered into any closing or other agreement with any taxing authority which affects any taxable year of the Company ending after the Closing Date. The Company is not a party to any tax sharing agreement or similar arrangement for the sharing of tax liabilities or benefits.

     (g) The Company has not agreed to and is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. The IRS has not proposed to the Company any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

     (h) The Company has not consented to the application of Code
Section 341(f).

     (i) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code Section 280G.

     (j) No asset of the Company is tax exempt use property under Code
Section 168(h). No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

     (k) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

     (l) The Company does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country. Neither the Sellers nor the Company is a foreign person within the meaning of Code Section 1445.

     (m) Neither Holdings nor the Company will be liable for any federal, state, local, foreign and other sales, use, documentary, recording, stamp, transfer or similar Taxes applicable to, imposed upon or arising out of the transfer of the Shares to Holdings and the related change in control of the Company except for the asset transfers pursuant to the Asset Purchase Agreement (defined below).

     2.15. Government Contracts. No Contract or other aspect of the business of the Company is subject to the Armed Services Procurement Regulations or other regulations of any governmental agency. In particular, the Agreement for Distribution dated March 31, 1997 by and between the Company and TeKONTROL, Inc. (the "TeKONTROL Contract"), shall not be violated by the change of control of the Company contemplated by this Agreement. The Company has not bid on or been awarded any "small business set aside contract", any other "set aside contract" or other order or contract requiring small business or other special status at any time during the last three years. None of the Company's expected sales or orders will be lost, and the Company's customer relations will not be damaged, as a result of the Company's continuing the operations of an entity that does not qualify as a small business.

     2.16. Compliance with Law.

     (a) The Company has not previously failed and is not currently failing to comply with any applicable Laws relating to the business of the Company or the operation of its assets where such failure or failures would individually or in the aggregate have an adverse effect on the financial condition, business, operations or prospects of the Company. In particular, but without limiting the generality of the foregoing, the Company is in compliance with all applicable Laws relating to anti-competitive practices, price fixing, health and safety, environmental, employment and discrimination matters. There are no proceedings of record and no proceedings are pending or threatened, nor has the Company or any of the Sellers received any written notice regarding any violation of any Law, including, without limitation, any requirement of OSHA or any pollution or environmental control agency (including air and water).

     (b) Exhibit 2.16 contains copies of all reports of inspections by representatives of any federal, state or local governmental entity or agency of the business and properties of the Company from January 1, 1993 through the date hereof under OSHA and under all other applicable health and safety Laws. The deficiencies, if any, noted on such reports or any deficiencies noted by such inspections through the Closing Date shall be corrected by the Closing Date. Neither the Company nor any of the Sellers know or have reason to know of any other safety, health, environmental, anti-competitive or discrimination problems relating to the financial condition, business, assets, operations, prospects, earnings or employment practices of the Company.

     2.17. Absence of Certain Business Practices. None of the Sellers, any person or entity related to or affiliated with any of the Sellers, any officer, employee or agent of the Company or any of the Sellers, any other person or entity acting on behalf of or associated with the Company or any of the Sellers, nor any other entity directly or indirectly owned or controlled by any of the Sellers or the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom the Company has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person or entity who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of the Company as reflected in the financial statements set forth as Exhibit 2.7 or (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of the Company or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

     2.18. ERISA and Related Employee Benefit Matters.

     (a) Welfare Benefit Plans. Exhibit 2.18.1 lists each "employee welfare benefit plan" (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer plan ("Welfare Benefit Plan") and sets forth as of the most recent valuation date (i) the amount of any liability of the Company for payments due with respect to any Welfare Benefit Plan, (ii) the amount of any payment made and to be made, stated separately, by the Company with respect to any Welfare Benefit Plan for the plan year during which the Closing is to occur, and (iii) with respect to any Welfare Benefit Plan to which Section 505 of the Code applies, a statement of assets and liabilities for such Welfare Benefit Plan as of the most recent valuation date. Without limiting the foregoing, Exhibit 2.18.1 discloses any obligations of the Company to provide retiree health benefits to current or former employees of the Company.

     (b) Pension Benefit Plans. Exhibit 2.18.2 lists each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer plan ("Pension Benefit Plan"). All costs of the Pension Benefit Plans have been provided for on the basis of consistent methods and, if applicable, in accordance with sound actuarial assumptions and practices that are acceptable under ERISA. With respect to each Pension Benefit Plan that is subject to Title I, Part 3 of ERISA (concerning "funding"), Exhibit 2.18.2 sets forth as of the valuation date (i) the unfunded liability for all accrued benefits, (ii) the funding method, (iii) the actuarially computed value of vested benefits, (iv) the fair market value of the assets held for funding purposes, (v) the amount and plan year of any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA (arising for any reason whatever) that exists with respect to any plan year, and (vi) the amount of any contribution by the Company paid and to be paid, stated separately, for the plan year during which the Closing is to occur.
With respect to each Pension Benefit Plan that is not subject to Title I, Part 3 of ERISA, Exhibit 2.18.2 sets forth as of the valuation date (i) the amount of any liability of the Company for any contributions due with respect to such Pension Benefit Plan and (ii) the amount of any contribution paid and to be paid, stated separately, by the Company with respect to such Pension Benefit Plan for the plan year during which the Closing is to occur.

     (c) Compliance with Applicable Law.  Each of the Pension Benefit
Plans, Welfare Benefit Plans, any related trust agreements, insurance contracts, annuity contracts, and other funding instruments, comply with the provisions of ERISA and the Code and all other statutes, orders, governmental rules and regulations applicable to such Welfare Benefit Plans and Pension Benefit Plans. The Company has performed all of its obligations currently required to have been performed under all Welfare Benefit Plans and Pension Benefit Plans. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against or with respect to any Welfare Benefit Plans, Pension Benefit Plans or the assets of such plans, and no facts exist that could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans. Each Pension Benefit Plan is qualified in form and operation under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter with respect to each Pension Benefit Plan, and no event has occurred that will or could give rise to a disqualification of any Pension Benefit Plan under Code section 401(a). No event has occurred that will or could subject any Welfare Benefit Plan or Pension Benefit Plan to tax under
Section 511 of the Code.

     (d) Administration of Plans.  Each Welfare Benefit Plan and each
Pension Benefit Plan has been administered to date in compliance with the requirements of ERISA and the Code. No plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in (i) any transaction in violation of
Section 406(a) or (b) of ERISA, or (ii) any "prohibited transaction" (within the meaning of Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code.

     (e) Title IV Plans. With respect to each Pension Benefit Plan which is subject to the provisions of Title IV of ERISA in which the Company (for purposes of this subsection the Company shall include each trade or business, whether or not incorporated, which is a member of a group of which the Company is a member and which is under common control within the meaning of
Section 414 of the Code and the regulations thereunder) participates or has participated, (i) the Company has not withdrawn from such Pension Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a) (2) of ERISA), (ii) the Company has not completely or partially withdrawn from a Pension Benefit Plan that is a multiemployer plan, and the liability to which the Company would become subject under ERISA if the Company were to withdraw completely from all multiemployer plans in which it currently participates is not in excess of $5,000 as of the most recent valuation date applicable thereto, (iii) the Company has not filed a notice of intent to terminate any such Pension Benefit Plan or adopted any amendment to treat such Pension Benefit Plan as terminated, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Pension

Benefit Plan, (v) no other event or condition has occurred that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a Trustee to administer, any such Pension Benefit Plan, (vi) all required premium payments to the Pension Benefit Guaranty Corporation have been paid when due, and (vii) no "reportable event" (as described in Section 4043 of ERISA and the regulations thereunder) has occurred with respect to said Pension Benefit Plan.

     (f) Other Employee Benefit Plans and Agreements. Exhibit 2.18.3 lists each fringe benefit, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare, or other incentive plan or agreement, employment agreement not terminable on 30 days or less written notice, and any other employee benefit plan, agreement, arrangement, or commitment not previously listed on the Exhibits to this Section that is maintained by the Company or to which the Company contributes or is required to contribute. Exhibit 2.18.3 also contains a complete list of all employees of the Company and the amount of vacation pay currently accrued to each such employee.

     (g) Copies of Plans. Exhibit 2.18.4 includes true and complete copies of: each Welfare Benefit Plan, related trust agreements, insurance contracts and other funding arrangements; each Pension Benefit Plan; related trust agreements, annuity contracts and other funding instruments; each plan, agreement, arrangement, and commitment referred to in subsection (f) of this Section; favorable determination letters; annual reports (Form 5500 series) required to be filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan, and fringe benefit plan for the three most recent plan years, including, without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; current summary plan descriptions; and actuarial reports as of the last valuation date for each Pension Benefit Plan that is subject to Title IV of ERISA.

     (h) Continuation Coverage Requirements for Health Plans. All group health plans of the Company (including any plans of affiliates of the Company that must be taken into account under Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Part 6 of ERISA.

     (i) Valid Obligations.  All Welfare Benefit Plans, Pension
Benefit Plans, related trust agreements, annuity contracts or other funding instruments, and all plans, agreements, arrangements and commitments referred to in subsection (f) of this Section are legal, valid and binding and in full force and effect, and there are no defaults thereunder. Except as specified in
Exhibit 2.18.5, none of the rights of the Company thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company thereunder will be enforceable by Holdings at and after the Closing without the consent or agreement of any other party other than consents and agreements specifically listed in Exhibit 2.18.5.

     2.19. Intellectual Property. The Company has good and marketable title to, and Exhibit 2.19 contains a detailed listing of, each copyright, trademark, trade name, service mark, trade dress, patent, franchise, trade secret, product designation, formula, process, know-how, right of publicity, design and other similar rights (collectively "Intellectual Property Rights") used in, or necessary for, the operation of its business as currently conducted. Except as otherwise set forth on Exhibit 2.19, all of said Intellectual Property Rights are free and clear of all royalty obligations, security interests, liens and encumbrances. The Company has the exclusive right to use all Intellectual Property Rights used in, or necessary for, the operation of its business as currently conducted. The Sellers have taken all action necessary to protect against and defend against, and have no knowledge of, any conflicting use of any such Intellectual Property Rights. The Company does not have nor does the Company utilize any Intellectual Property Rights except those which are set forth in Exhibit 2.19. Except as set forth in
Exhibit 2.19, the Company is not a party in any capacity to any franchise, license, royalty or other agreement respecting or restricting any Intellectual Property Rights, and the Intellectual Property Rights used by the Company in the conduct of its business do not conflict with the Intellectual Property Rights of any third party. No product made, sold or distributed by the Company, or service provided by the Company, violates any license or infringes any Intellectual Property Rights of any third party, and there are no pending claims or demands by any third party to the contrary.

     2.20. Warranties. Except as set forth in Exhibit 2.20, there are no claims existing or threatened under or pursuant to any warranty, whether expressed or implied, on products or services sold by the Company and the Balance Sheet reserves, if any, for anticipated claims are adequate to cover any such claims. Exhibit 2.20 includes a copy of the form of all written warranties furnished by the Company to purchasers of any product since January 1, 1993.

     2.21. Labor Relations. Except as set forth in Exhibit 2.21, there have been no strikes, work stoppages or any demands for collective bargaining by any union or labor organization since January 1, 1993, there is no collective bargaining relationship between the Company and any union; there is no dispute or controversy with any union; or other organization of the Company's employees and there are no arbitration proceedings pending or threatened involving a dispute or controversy. The Company is in full compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Veterans Reemployment Rights Act, the Equal Employment Opportunities Act, as amended by the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act of 1986, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and all other Laws, each as amended to date, relating to employer/employee rights and obligations. The Company currently has satisfactory relationships with its employees. Except as disclosed in Exhibit 2.21 and since January 1, 1993, no non-officer employees of the Company and no officers of Seller have resigned, advised the Company of an intention to resign from such employment or refused to continue employment with the Company. Exhibit 2.21 lists each former employee and/or officer of the Company whose aggregate annualized compensation exceeded $30,000 and whose employment by the Company has ceased for any reasons since January 1, 1993.
Set forth opposite the name of each such employee and/or officer are: the positions held; the beginning and ending employment dates; and the reason for the cessation of employment.

     2.22. Insurance. Exhibit 2.22 lists and includes copies of all certificates of coverage regarding all of the Company's existing insurance policies, the premiums therefor and the coverage of each policy. Such policies and the amount of coverage and the risks insured are, in the aggregate, sufficient to protect and insure the Company against perils which good business practice demands be insured against or which are normally insured against by other industry members similarly situated, and will remain in full force and effect after the Closing.

     2.23. Products Liability. There exist no claims, whether known or unknown, against the Company for injury to person or property of its employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Company has full and adequate insurance coverage for potential products liability claims against it. The products liability and personal injury insurance maintained by the Company has been on an "occurrence" basis during the six (6) year period prior to the Closing Date.

     2.24. Environmental.

     (a) For purposes of this Section:

     (1) "Hazardous Materials" means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is or becomes regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is: (i) defined as a "pollutant" pursuant to 33 U.S.C. 1362(6); (ii) defined as a "hazardous waste" pursuant to 42 U.S.C. 6921; (iii) defined as a "regulated substance" pursuant to 42 U.S.C. 6991; (iv) defined as a "hazardous substance" pursuant to 42 U.S.C. 9601(14); (v) defined as a "pollutant or contaminant" pursuant to 42 U.S.C. 9601(33); (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

     (2) "Environmental Laws and Regulations" means all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Laws relating to pollution, nuisance, or the environment including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C. 7401 et seq.; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 1101 et seq.;
(iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.;
(vi) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq.; (vii) the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; (viii) Laws relating in whole or part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (ix) Laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

     (b) The operations and activities of the Company comply, and have in the past complied, in all respects, with all Environmental Laws and Regulations. To the knowledge of the Sellers, there are no pending or currently proposed changes to any Environmental Laws and Regulations which, when implemented or effective, may affect the operations of the Company.

     (c) The Company has obtained and is and has been in full compliance with all requirements, permits, licenses and other authorizations which are required with respect to the Company's operations, as well as the transactions contemplated hereby under all Environmental Laws and Regulations.
Exhibit 2.24 lists each such permit, license or other authorization. There are no other such permits, licenses or other authorizations which are required by any Environmental Laws and Regulations to be obtained in connection with the transfer of the Shares to Holdings and the related change in control of the Company.

     (d) There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or, to the best knowledge of the Company, threatened against the Company relating in any way to any Environmental Laws and Regulations.

     (e) The Company has not caused, experienced or been advised of any past or present events, conditions, circumstances, plans or other matters which: (i) are not in compliance with all Environmental Laws and Regulations;
(ii) may give rise to any statutory, common law, or other legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation or investigation based on or relating to Hazardous Materials including, without limitation, such matters relating to any property owned, leased or utilized by the Company at any time; (iii) arise from inventory of or waste from Hazardous Materials; or (iv) arise from or are related to any off-site or on-site disposal, release or threatened release of Hazardous Materials.

     (f) No asbestos, polychlorinated biphenyls, lead-based paints, or radon are on any real property or in any building now or previously owned, operated, leased or utilized by the Company.

     (g) No employee or former employee of the Company has been exposed to any Hazardous Material owned, produced or utilized by the Company or any former subsidiary.

     (h) The Company has not received any notice or indication from any governmental agency or private or public entity advising it that it is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials produced by, resulting from or related to any business, commercial or industrial activities, operations or processes, including, without limitation, any Hazardous Materials. The Company is not aware of any facts which might give rise to such notices.

     (i) No underground tanks, piping or subsurface structures of any type exist or have existed on any real property now or previously owned, operated, leased or utilized by the Company.

     (j) Exhibit 2.24 contains complete copies of all environmental investigations, assessments, audits, studies, tests and related materials in possession of the Company, or known to the Company to exist, which relate to the current or prior operations of the Company or any real property now or previously owned, operated, leased or utilized by the Company.

     2.25. Capital Expenditures. The Company has outstanding commitments for capital expenditures as set forth in Exhibit 2.25, which includes a schedule of substantially all monies disbursed on account of capital expenditures made by the Company between the Financial Statement Date and the date hereof. After the date hereof, no capital expenditures or commitments in excess of $5,000 in the aggregate will be made by the Company, except as set forth in Exhibit 2.25 or with Holdings' prior written consent.

     2.26. Suppliers. No suppliers of goods or services to the Company that has made sales or provided services representing, individually or in the aggregate, more than $5,000 in payments or commitments by the Company within the last 12 months has (i) ceased, or indicated any intention to cease, doing business with the Company, or (ii) changed or indicated any intention to change any terms or conditions for future supply or sale of products or services from the terms or conditions that existed with respect to the supply or sale of such products or services during the 12 month period ending on the date hereof.

     2.27. Dealings with Affiliates. Exhibit 2.27 sets forth a complete list (including the parties) and copies (or a detailed summary in the case of an oral agreement) of all oral or written contracts, arrangements or other agreements to which the Company or any Affiliate is, will be or has been a party at any time from January 1, 1993 to the Closing Date, and to which any other Affiliate or the Company was or is also a party.

     2.28. Business Generally. Since January 1, 1997, there have been no events, transactions or information which have come to the attention of the Sellers (other than matters in the public domain) which could be expected to have an adverse effect on the business and operations of the Company, and the Company is not a party to any agreement, contract or covenant limiting the Company from competing in any line of business or with any person or other entity in any geographic area.

     2.29. Bank Accounts. Exhibit 2.29 is a list of all bank accounts, lock boxes, post office boxes and safe deposit boxes maintained in the name of or controlled by the Company and the names of the persons having access thereto.

     2.30. Compensation. Exhibit 2.30 lists the current job title and total remuneration (including, without limitation, salary, commissions and bonuses) for each of the Sellers and for each officer, director, employee or consultant of the Company who received total remuneration in excess of $50,000 from the Company during any of the past three fiscal years or who is expected to receive total remuneration in excess of such amount during the current fiscal year. Except as disclosed on Exhibit 2.30, the Company has not since the Financial Statement Date and will not prior to the Closing Date increase or commit to increase the base compensation, commission, bonus or the rate (or any other component) of total compensation payable or to become payable by the Company to any employee (including any director or officer), whether such person is listed on Exhibit 2.30 or not, and no extraordinary compensation or bonus will be paid by the Company.

     2.31. Disclosure. No representation or warranty made by the Sellers in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Holdings by or on behalf of the

Sellers in connection with any of the transactions contemplated by this Agreement contains any untrue statement of fact or omits to state a fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.



                               ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF HOLDINGS

     Holdings hereby represents and warrants to the Sellers, as follows:

     3.1. Corporate Organization, etc. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

     3.2. Capitalization. As of the date of this Agreement, Holdings has authorized capital stock consisting of 10,000 shares of Common Stock, par value $1.00 per share.

     3.3. Authorization, etc.   Holdings has full corporate power and
authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Holdings has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

     3.4. No Violation. Holdings is not subject to or obligated under any certificate of incorporation, bylaw, Law, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by its execution, delivery or performance of this Agreement. Holdings will comply with all Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     3.5. Governmental Authorities. Holdings is not required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Holdings' execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.6. Outstanding Options. Holdings does not have issued or outstanding any options, warrants or other rights to acquire any capital stock of Holdings other than the Subscription Agreement (defined below).

                                  ARTICLE IV
                           COVENANTS OF THE SELLERS

     Except as otherwise consented to or approved by Holdings in writing, until the Closing, the Sellers jointly and severally covenant and agree (and will cause the Company to act or refrain from acting where required hereinafter) as follows:

     4.1. Regular Course of Business. The Company will operate its business in the ordinary course, diligently and in good faith, consistent with past management practices; will maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; will maintain (except for expiration due to lapse of time) all leases and contracts described herein in effect without change except as expressly provided herein; will comply with the provisions of all Laws applicable to the conduct of its business; will not engage in any significant or unusual transaction; will not cancel, release, waive or compromise any debt, claim or right in its favor having a value in excess of $5,000 other than in connection with returns for credit or replacement in the ordinary course of business; will maintain insurance coverage up to the Closing Date in amounts adequate to protect and insure the Company against perils which good business practice demands be insured against or which are normally insured against by other industry members similarly situated.

     4.2. Amendments. Except as required for the transactions contemplated in this Agreement, no change or amendment shall be made in the Company's articles or certificate of incorporation or bylaws. The Company will not merge into or consolidate with any other corporation or person, or change the character of its business.

     4.3. Capital Changes. The Company will not (i) issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock of any class or (ii) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

     4.4. Dividends; Bonuses.  Except for Permitted Distributions, the
Company will not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock and the Company will not pay, set aside, accrue, agree to or become liable in any manner for any bonus, of any nature or type, to Sellers or to any employee or officer of the Company.

     4.5. Capital and Other Expenditures. The Company will not make any capital expenditures, or commitments with respect thereto in excess of an aggregate amount of $5,000, except as set forth in Exhibit 2.25. The Company will not prepay any debt or obligation (except for prepaying amounts owed under the Existing Credit Agreement, the $125,000 Promissory Note (REM#3) executed by the Company in favor of Raymond E. Murray on January 1, 1997 and the $125,000 Promissory Note (REM#4) executed by the Company in favor of Raymond E. Murray on January 1, 1997 and trade accounts payable in the normal course of business to take advantage of cash discounts).

     4.6. Borrowing. The Company will not incur, assume or guarantee any indebtedness or capital leases. The Company will not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon its assets other than in the ordinary course of business.

     4.7. Other Commitments. Except in the ordinary course of business consistent with past practices, the Company will not enter into any transaction, make any commitment or incur any obligation.

     4.8. Interim Financial Information.  The Company will supply
Holdings with unaudited monthly financial statements within 17 business days of the end of each month ending between the Financial Statement Date and the Closing Date certified by its President and chief financial officer as having been prepared in accordance with procedures employed by the Company in preparing prior monthly financial statements. All such financial statements shall be accompanied by a certificate of the Company's President and chief financial officer certifying that such financial statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Balance Sheet and the unaudited financial statements for the preceding months and such unaudited statements include all adjustments (all of which were normal recurring adjustments) necessary to fairly present the financial position, results of operations and changes in financial position at and for such period.

     4.9. Full Access and Disclosure.

     (a) Upon receipt of written Notice from Holdings at least 48 hours prior to the time Holdings requests such access, the Company shall afford to Holdings and its counsel, accountants and other authorized representatives access during business hours to the Company's plants, properties, books and records in order that Holdings may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company and the Company will cause its officers and employees to furnish such additional financial and operating data and other information as Holdings shall from time to time reasonably request.

     (b) From time to time prior to the Closing Date, the Company will promptly supplement or amend in writing information previously delivered to Holdings with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed.

     4.10. Consents. The Company will use reasonable commercial efforts to obtain on or prior to the Closing Date all consents necessary to the consummation of the transactions contemplated hereby.

     4.11. Breach of Agreement. Neither Sellers nor the Company will take any action which would constitute a breach of this Agreement.

     4.12. Further Assurances. The Company, Sellers and the Company's counsel will furnish Holdings with such other and further documents, certificates, opinions, consents and information as either Holdings shall reasonably request to enable Holdings to borrow funds from a bank or other lending entity or individual(s) for the purchase of the Shares and to evidence compliance with the terms and conditions of any credit agreement to be entered into between Holdings and a bank and/or other lending entities or individuals.

     4.13. Fulfillment of Conditions. Sellers and the Company will take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to satisfy each condition to the obligations of Holdings contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     4.14. HSR Filing. Sellers and the Company will (a) take promptly all actions necessary to make the filings required of Sellers or their affiliates under Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), and the rules and regulations promulgated thereunder (the "HSR Act"), (b) comply at the earliest practicable date with any request for additional information received by the Company, Sellers or their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and
(c) cooperate with Holdings in connection with Holdings' filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general.

     4.15. Mix and Composition of Assets. Sellers and the Company will take all actions necessary to ensure that the mix and composition of both assets and liabilities of the Company at the Closing are substantially similar to the mix and composition of the assets and liabilities of the Company as reflected in the Balance Sheet, adjusted for growth. In particular, there will be no undisclosed or contingent liabilities (adjusted for growth) including, without limitation, those liabilities relating to taxes, pension obligations, litigation, environmental contamination or deferred capital expenditures and maintenance.



                                  ARTICLE V
                            COVENANTS OF HOLDINGS

     Holdings hereby covenants and agrees with the Sellers that:

     5.1. Confidentiality. Holdings will hold in strict confidence and not disclose to any other party (other than its counsel and other advisors), without all of the Sellers' prior consents, all information received by Holdings from any of Sellers or the Company, any of the Company's officers, directors, employees, agents, counsel or auditors in connection with the transactions contemplated hereby, except as may be required by applicable law or as otherwise contemplated herein.

     5.2. Books and Records. Holdings shall preserve and keep the Company's books and records delivered hereunder for a period of six years from the date hereof and shall, during such period, make such books and records available to former shareholders, officers and directors of the Company for any reasonable purpose.

     5.3. HSR Filing. Holdings will (a) take promptly all actions necessary to make the filings required of Holdings under Section 7A of the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Holdings or its affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Sellers in connection with Sellers' filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general.

      5.4. Financing. Holdings will use reasonable commercial efforts to obtain financing for the transactions contemplated by this Agreement and will provide to Raymond E. Murray weekly reports regarding the status of such efforts within 5 business days of the end of each week ending between the date of this Agreement and the Closing Date.

                                  ARTICLE VI
                               OTHER AGREEMENTS

     Holdings and the Sellers covenant and agree that:

     6.1. Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.5 or Section
8.2 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

     6.2. Consultants, Brokers and Finders. The Sellers and Holdings each represent and warrant to the other that they have not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement, except for Exchange Corporate Development, Inc. ("ECDI"). The Sellers and Holdings each hereby agree to indemnify, defend and hold the other party and its officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by the indemnifying party.

     6.3. Consulting and Noncompetition Agreement.  At the Closing,
Holdings will cause the Company to enter into with Raymond E. Murray a Consulting and Noncompetition Agreement in the form set forth in Exhibit 6.3.

     6.4. Noncompetition Agreement. At the Closing, Holdings and each of the Sellers will enter into a Noncompetition Agreement in the form set forth in Exhibit 6.4 (collectively, the "Noncompetition Agreements").

     6.5. Taxes.

     (a) The Sellers shall be liable and indemnify Holdings and the Company for all Taxes of the Company to the extent such Taxes are not adequately provided for as current Taxes on the Company's Closing Balance Sheet
(i) for taxable periods ending on or before the Closing Date and (ii) for any period not ending on or before the Closing Date, for the portion of any Taxes attributable to the period ending on the Closing Date.

     (b) All Taxes attributable to the operations of the Company for periods after the Closing Date shall be borne by the Company. For any period that includes but does not end on the Closing Date, (i) liability for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets shall be allocated between the Sellers and the Company based on the date on which such items accrued; and (ii) liability for all other Taxes shall be allocated between the Sellers and the Company, pro rata based on the number of days in the taxable period for which each party is liable for Taxes hereunder.

     (c) The Sellers shall cause the Company to prepare and file all tax returns and reports of the Company due on or prior to the Closing Date, which returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and reports and in a manner consistent with prior practice with respect to the treatment of specific items on the returns or reports; provided, however, that if the treatment of any item on any such return or report has not been provided by prior practice, the Sellers shall cause the Company to report such items in a manner that would result in the least amount of tax liability to the Company and Holdings for periods ending after the Closing Date. Holdings shall cause the Company to prepare and file all tax returns and reports of the Company due after the Closing Date, which returns and reports, to the extent they relate to taxable periods beginning prior to, but including the Closing Date, and for the purpose of determining the Sellers' liability for taxes, shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the returns and reports, unless such treatment does not have sufficient legal support to avoid the imposition of penalties.
In the event that the parties agree, or an arbitrator determines pursuant to
12.6 that the Sellers are liable under Section 6.5(a) hereof for Taxes due in connection with the returns described in the preceding sentence, the Sellers shall pay the amount of such liability to the Company within 24 hours of request or at least three (3) business days prior to the filing of such returns, whichever is later.

     (d) Holdings, the Company and the Sellers shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Holdings, the Company and the Sellers will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

     (e) If in connection with any examination, investigation, audit or other proceeding in respect of any tax return covering the operations of the Company on or before the Closing Date, any governmental body or authority issues to the Company a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such return, Holdings or the Company shall notify the Sellers of its receipt of such communication from the governmental body or authority within fifteen (15) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of Holdings or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected the Sellers' ability to defend against any liability or claim for Taxes that the Sellers are obligated to pay hereunder or to the extent that such failure or delay increases the amount of Taxes payable by the Sellers. Except as provided below, the Sellers shall, at his, her or its expense, have the nonexclusive right to participate in the contest of any such assessment, proposal, claim, reassessment, demand or other proceedings in connection with any tax return covering taxable periods of the Company ending on or before the Closing Date. Holdings and the Company will not be obligated to settle or resolve any issue related to Taxes for such a period, which, if so settled or resolved, could have an effect on the Company or Holdings for periods after the Closing Date, unless the Sellers agree in writing with Holdings and the Company, in terms reasonably satisfactory to Holdings and the Company, to indemnify Holdings and the Company from any cost, damage, loss or expense relating to such settlement or resolution. Notwithstanding anything in this Agreement to the contrary, if any examination, investigation, audit or other proceeding relates to a tax return for a period that begins before and ends after the Closing Date, Holdings and the Company shall solely participate in, control and resolve such examination, investigation, audit or other proceeding, provided that Holdings shall communicate with the Sellers regarding the status of such examination, investigation, audit or proceeding.

     (f) If there is an adjustment to any return or report of Taxes for the Company which creates a deficiency in any Taxes for which the Sellers are liable under the provisions of Section 6.5(b) hereof, the Sellers shall pay to Holdings the amount of such deficiency in Taxes. No liability of the Sellers under this Section 6.5(f) shall be payable until the occurrence of any action by any Tax authority that is final or, if not final, is acquiesced in by the Sellers during the course of any audit or any proceeding relating to Taxes. All payments required to be made by the Sellers pursuant to this
Section 6.5(f) shall be made within thirty (30) business days of the occurrence of the event described in the immediately preceding sentence.

     (g) All federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the transfer of the Shares shall be paid by the Sellers.

     (h) The provisions of this Section 6.5 shall not be governed by the limitations contained in Section 11.1 and to the extent of any inconsistency between this Section 6.5 and Article XI, the provisions of this
Section 6.5 shall control.

     6.6. Additional Purchase Price Agreement.  At the Closing,
Holdings and each of the Sellers shall enter into the Additional Purchase Price Agreement in the form set forth in Exhibit 6.6 (the "APP").
6.7. Subscription and Stockholders Agreement.  At the Closing,
Holdings and each of Raymond E. Murray, Raymond Michael Murray and Paul Melech shall enter into the Subscription and Stockholders Agreement in the form set forth in Exhibit 6.7 (the "Subscription Agreement").

     6.8. 1998 Bonus Plan Agreement. At the Closing, Holdings will cause the Company, and each of Paul Melech and Raymond Michael Murray shall, enter into a 1998 Bonus Plan Agreement in the form set forth in Exhibit 6.8 (the "Bonus Plan").

     6.9. Releases. At the Closing, each of the Sellers shall have executed and delivered to the Company a Release in the form set forth in
Exhibit 6.9 (the "Releases").
6.10. Asset Purchase Agreement. At the Closing, the Sellers will cause The 512 Partnership, a Florida general partnership, to execute and deliver to Holdings, the Asset Purchase Agreement in the form set forth in
Exhibit 6.10 (the "Asset Purchase Agreement"), and to consummate the transactions contemplated thereby.

     6.11. Employment and Noncompetition Agreement. At the Closing, Holdings will cause the Company, and each of Raymond Michael Murray and Paul Melech shall, enter into an Employment and Noncompetition Agreement in the form set forth in Exhibit 6.11 (the "Employment Agreements").

     6.12. Payoff of Existing Credit Agreement.  At the Closing, the
Sellers will cause The Bank of Tampa to execute and deliver the Payoff Letter in the form attached hereto as Exhibit 6.12 (the "Payoff Letter") and to deliver the UCC-3 termination statements and make the other deliveries required by the Payoff Letter.

                               ARTICLE VII
                CONDITIONS TO THE OBLIGATIONS OF HOLDINGS

     Each and every obligation of Holdings under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Holdings:

     7.1. Representations and Warranties; Performance. The representations and warranties made by the Sellers herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; the Sellers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date; Sellers shall have, and shall have caused the President and chief financial officer of the Company to have delivered to Holdings a certificate, dated the Closing Date, in the form designated Exhibit 7.1 hereto, certifying to such matters and the other conditions contained in this Article VII.

     7.2. Consents and Approvals. All consents from and filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause an adverse effect on the Company's financial condition or business shall have been obtained and delivered to Holdings. Without limiting the above, the applicable waiting period under the HSR Act shall have terminated or expired.

     7.3. Opinion of Sellers' Counsel. Holdings shall have received an opinion of Sellers' counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.3.

     7.4. No Adverse Change. There shall have been no material adverse change since the Financial Statement Date in the business, prospects, financial condition, earnings or operations of the Company's business.

     7.5. No Proceeding or Litigation. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against any of the Sellers, the Company, Holdings or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

    7.6. Solvency Certificate. Holdings shall have received a "solvency" certificate from Sellers and the Company's President and chief financial officer substantially in the form of Exhibit 7.6 hereto which shall relate to the operations and financial conditions of the Company and the interim financial statements delivered pursuant to Section 4.8 hereof.

     7.7. Financial Condition at Closing.

     (a) Except for liabilities set forth in the Balance Sheet, Permitted Liabilities and accounts payable incurred in the ordinary course of business of the Company consistent with past practices, the Company shall not owe any debt at the Closing Date. The term "debt" includes notes payable and the short-term and long-term portions of any and all debt or obligations, including capitalized lease obligations.

     (b) The Company's net income before provision for interest expense, income taxes, charitable donations, shareholder dividends, bonuses, special employee bonuses of up to $1,000,000 paid in 1997 and the royalties paid to The 512 Partnership ("Adjusted EBIT") for the fiscal year ending November 30, 1997 to be on schedule to equal at least $7,440,000. The Company's Adjusted EBIT for the fiscal year ended November 30, 1996 shall equal or exceed $5,185,000. The Company's Adjusted EBIT for the fiscal year ended November 30, 1995 shall equal or exceed $3,422,000. The Company's Adjusted EBIT for the fiscal year ended November 30, 1994 shall equal or exceed $1,819,000.

     (c) The mix and composition of the assets and liabilities of the Company on the Closing Date will not be materially different than those indicated on the Balance Sheet, adjusted for growth. In particular, there will be no undisclosed or contingent liabilities (adjusted for growth), including, without limitation, those liabilities relating to taxes, pension obligations, litigation, environmental contamination or deferred capital expenditures and maintenance.

     (d) The Company's net sales for the fiscal year ending November
30, 1997 to be on schedule (run rate) to equal at least $35,000,000. The Company's net sales for the fiscal year ended November 30, 1996, calculated in accordance with GAAP, shall equal or exceed $23,257,000. The Company's net sales for the fiscal year ended November 30, 1995, calculated in accordance with GAAP, shall equal or exceed $15,681,000. The Company's net sales for the fiscal year ended November 30, 1994, calculated in accordance with GAAP, shall equal or exceed $10,600,000.

     (e) At the Closing Date, the Owners' Equity of the Company shall be no less than $5,000,000.

     (f) Except for Permitted Distributions, since August 31, 1997, the Company shall not have (i) paid any shareholder dividends or distributions,

(ii) repaid any debt in excess of the amount required to be repaid pursuant to written contractual obligations or pursuant to Section 1.3 or (iii) paid any bonuses or excessive compensation to any of the Sellers, without first notifying Holdings of such action.

     7.8. Retention of Key Personnel.  None of Raymond E. Murray,
Raymond Michael Murray or Paul Melech shall have terminated their respective positions with the Company.

     7.9. Certified Audit. Ernst & Young, LLP shall conduct a certified audit of the Company as at August 31, 1997, the results of which shall be satisfactory to Holdings in its sole and absolute discretion.

     7.10. Review. A full due diligence review of the Company's business shall be completed by Holdings, its legal counsel, its outside consultants, or others appointed by Holdings. Holdings shall be satisfied in its sole and absolute discretion with the results of Holdings' due diligence review of the Company and its business operations, prospects and assets. Holdings shall bear the costs of this review.

     7.11. Other Documents. Sellers will furnish or cause the Company to furnish Holdings with such other and further documents and certificates of its officers and others as Holdings shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

     7.12. Other Agreements. The Agreements described in Article VI shall have been entered into and delivered and the Payoff Letter delivered.

     7.13. Estoppel Certificate.  The Sellers shall have furnished
Holdings with an estoppel certificate in the form attached hereto as Exhibit 7.13, which shall have been executed by each of the lessors under the leases described on Exhibit 2.12.

     7.14. Withholding Certificate. Holdings shall have received from each of the Sellers an executed withholding certificate in the form attached hereto as Exhibit 7.14.

     7.15. Asset Purchase Agreement. The Asset Purchase Agreement shall have been duly and validly executed and delivered to Holdings by The 512 Partnership and the transactions contemplated thereby consummated.

     7.16. No Liens. All liens or encumbrances against the assets of the Company and The 512 Partnership shall have been removed.

                                ARTICLE VIII
                CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by all of the Sellers:

     8.1. Representations and Warranties; Performance. The representations and warranties made by Holdings herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Holdings shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; Holdings shall have delivered to the Sellers a certificate of its President, dated the Closing Date, certifying to the fulfillment of the conditions set forth herein, in the form designated as Exhibit 8.1 and the other conditions contained in this
Article VIII.

     8.2. No Proceeding or Litigation. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, or threatened, against the Company, Holdings, any of the Sellers, or any of their respective principals, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     8.3. Opinion of Counsel. The Sellers shall have received an opinion of counsel to Holdings dated the Closing Date substantially in the form of Exhibit 8.3.

     8.4. Payment. The payment(s) described in Section 1.2 shall have been made.

     8.5. Other Documents. Holdings will furnish the Sellers with such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by the Sellers.

     8.6. Other Agreements. The agreements described in Article VI shall have been entered into and delivered.

                               ARTICLE IX
                                 CLOSING


     9.1. Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing (the "Closing") shall be held on October 31, 1997, or on such other date (the "Closing Date") mutually agreed upon at such place or places as Holdings shall designate. Holdings shall have the right at any time to extend the Closing Date for a period of up to 30 business days from the date stated above, by written notice to the Sellers.

     9.2. Deliveries at Closing.

     (a) At the Closing, the Sellers shall transfer and assign to Holdings all of the Shares by delivering certificates representing each of the Shares, duly endorsed for transfer to Holdings with signatures guaranteed, and the other agreements, certifications and other documents required to be executed and delivered hereunder at the Closing shall be duly and validly executed and delivered by the respective parties, and Holdings shall have delivered the cash consideration and Subordinated Notes. In addition, the Asset Purchase Agreement shall be duly and validly executed and delivered.

     (b) From time to time after the Closing, at Holdings' request and without further consideration from Holdings, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as Holdings reasonably may require to convey, transfer to and vest in Holdings and to put Holdings in possession of the Shares to be sold, conveyed, transferred and delivered hereunder.

     9.3. Legal Actions. If, prior to the Closing Date, any action or proceeding shall have been instituted by any third party before any court or governmental agency to restrain or prohibit this Agreement or the consummation of the transactions contemplated herein, the Closing shall be adjourned at the option of any party hereto for a period of up to one hundred twenty (120) days. If, at the end of such 120-day period, the action or proceeding shall not have been favorably resolved, Holdings on the one hand and a majority of the Sellers on the other hand, may, by written notice thereof to the other party or parties, terminate its obligations hereunder.

     9.4. Specific Performance. The parties agree that if any party hereto is obligated to, but nevertheless does not, consummate this transaction, then any other party, in addition to all other rights or remedies, shall be entitled to the remedy of specific performance mandating that the other party or parties consummate this transaction. In an action for specific performance by any party hereto against any other party, the other party shall not plead adequacy of damages at law.



                                  ARTICLE X
                         TERMINATION AND ABANDONMENT


     10.1. Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time
(notwithstanding approval by the Board of Directors of Holdings):

     (a) by mutual consent of Holdings and all of the Sellers; or

     (b) by either Holdings or Sellers, if (i) such party is not in breach hereunder and the other party is in breach hereunder, and (ii) this Agreement is not consummated on or before the Closing Date, including extensions.

     10.2. Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

     (a) each party will upon request redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

     (b) no party hereto shall have any liability or further obligation to any other party to this Agreement;

     (c) each party shall bear its own expenses; and

     (d) subsequently, each party shall not at any time or in any manner, directly or indirectly, use or disclose to any party, any trade secrets or other Confidential Information (as defined below), learned or obtained by such party as a consequence of the disclosures made pursuant to this Agreement or in connection with the transactions contemplated hereby. As used herein, the term "Confidential Information" means information disclosed to or known by a party as a consequence of the disclosures made by any other party pursuant to this Agreement or in connection with the transactions contemplated hereby and not generally known in the industry in which the disclosing party is engaged and that in any way relates to the disclosing party's products, processes, services, inventions (whether patentable or not, formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, manufacturing purchasing, accounting, engineering, marketing, merchandising and selling. Notwithstanding the foregoing, the foregoing restrictions shall not apply to the disclosure of information required by Law, any information previously in the possession of such party, any information independently developed by such party, or any information that becomes publicly available.



                                   ARTICLE XI
                                INDEMNIFICATION


     11.1. Indemnification of Certain Sellers.  Raymond E. Murray,
Raymond Michael Murray, Paul Melech, The Raymond E. Murray Revocable Trust, and O'Neal Sutton jointly and severally (the "Indemnifying Sellers") , agree to indemnify Holdings and each of its shareholders, officers and directors against any loss, damage, or expense, (including but not limited to reasonable attorneys' fees) ("Damages"), incurred or sustained by Holdings or any of its shareholders, officers or directors as a result of (a) any breach of any term, provision, covenant or agreement contained in this Agreement by the Indemnifying Sellers; (b) any inaccuracy in any of the representations or warranties made by the Indemnifying Sellers in Article II of this Agreement;
(c) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by the Indemnifying Sellers or the Company in accordance with any provision of this Agreement; or (d) any Damages relating to activities and events occurring in connection with the TeKONTROL Contract prior to the Closing Date or any Damages relating to the use of trichloroethane (TCE) prior to the Closing Date. The obligations of the Indemnifying Sellers as set forth in Section 11.1(b) shall be subject to and limited by the following:

     (i) No claim for Damages shall be made until the cumulative amount of such Damages shall equal or exceed $250,000, at which point the full amount of such claim(s) for Damages may be made without deduction of any kind; provided, however, that such limitation shall not apply to any Damages resulting from (x) violations under Sections 2.2, 2.4, 2.12, 2.14, 2.15, 2.18, 2.20,
2.23 or 2.24 hereof, (y) damages relating to activities and events occurring in connection with the TeKONTROL Contract prior to the Closing Date or (z) from intentional or fraudulent actions, misrepresentations or breaches;

     (ii) Holdings shall give written Notice to the Sellers stating specifically the basis for the claim for Damages, the amount thereof and shall tender defense thereof to the Indemnifying Sellers as provided in Section 11.2; and

     (iii) In addition to any other remedy, Holdings shall be entitled, but shall not be obligated, to offset all such claims for Damages against any obligation of Holdings to Indemnifying Sellers now or hereafter existing including, without limitation, payments of principal or interest in the order of installments due on the Subordinated Notes delivered pursuant to Section 1.2(b).

     Notwithstanding the foregoing, (i) the indemnification obligations of Raymond E. Murray and The Raymond E. Murray Revocable Trust shall not exceed fifty-one percent (51%) of the total Purchase Price; (ii) the indemnification obligations of Raymond Michael Murray shall not exceed nineteen percent (19%) of the total Purchase Price; (iii) the indemnification obligations of Paul Melech shall not exceed ten percent (10%) of the total Purchase Price; and (iv) the indemnification obligations of O'Neal Sutton shall not exceed twenty percent (20%) of the total Purchase Price. In no event shall the other Sellers including, without limitation, The Community Foundation of Tampa Bay, Inc. and the unitrusts, be considered Indemnifying Sellers and therefor such Sellers shall have no liability for the indemnification obligations provided in this
Article 11.

     11.2. Tender of Defense for Damages. Promptly upon receipt by Holdings of a notice of a claim by a third party which may give rise to a claim for Damages, Holdings shall give written notice thereof to the Indemnifying Sellers. No failure or delay of Holdings in the performance of the foregoing shall relieve, reduce or otherwise affect the Indemnifying Sellers' obligations and liability to indemnify Holdings pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected the Indemnifying Sellers' ability to defend against such claim for Damages and except to the extent that such failure or delay increases such claim for Damages. If the Indemnifying Sellers give to Holdings an Indemnifying agreement in writing, in a form reasonably satisfactory to Holdings' counsel, to defend such claim for Damages, the Indemnifying Sellers may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as the Indemnifying Sellers, in their sole discretion, shall elect and Holdings shall execute such documents and take such steps as may be reasonably necessary in the opinion of counsel for the Indemnifying Sellers to enable the Indemnifying Sellers to conduct the defense of such claim for Damages. If the Indemnifying Sellers fail or refuse to defend any claim for Damages, the Indemnifying Sellers may nevertheless, at their own expense, participate in the defense of such claim by Holdings and in any and all settlement negotiations relating thereto. In any and all events, the Indemnifying Sellers shall have such access to the records and files of Holdings relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

     11.3. Indemnification of Holdings. Holdings agrees to indemnify each of the Sellers and each of their respective trustees, shareholders, officers and directors against any Damages incurred or sustained by Sellers or any of their shareholders, officers or directors as a result of (a) any breach of any term, provision, covenant or agreement contained in this Agreement by Holdings; (b) any inaccuracy in any of the representations or warranties made by Holdings in Article III of this Agreement; or (c) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by Holdings in accordance with any provision of this Agreement. The obligations of Holdings as set forth in Section 11.3(b) shall be subject to and limited by the following:

          (i) No claim for Damages shall be made until the cumulative amount of such Damages shall equal or exceed $200,000, at which point the full amount of such claim(s) for Damages may be made without deduction of any kind;

          (ii) A majority of the Sellers shall give written
     Notice to Holdings stating specifically the basis for the claim for Damages, the amount thereof and shall tender defense thereof to Holdings as provided in Section 11.4; and

          (iii) In addition to any other remedy, the Sellers shall be entitled, but shall not be obligated, to offset all such claims for Damages against any obligation of the Sellers to Holdings now or hereafter existing.

     11.4. Tender of Defense for Sellers' Damages. Promptly upon receipt by any of the Sellers of a notice of a claim by a third party which may give rise to a claim for Damages, the Sellers' Agent shall give written notice thereof to Holdings. No failure or delay of the Sellers in the performance of the foregoing shall relieve, reduce or otherwise affect Holdings' obligations and liability to indemnify the Sellers pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected Holdings' ability to defend against such claim for Damages. If Holdings gives to the Sellers an agreement in writing, in a form reasonably satisfactory to counsel the Sellers' Agent, to defend such claim for Damages, Holdings may, at its sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Holdings, in its sole discretion, shall elect and the Sellers shall execute such documents and take such steps as may be reasonably necessary in the opinion of counsel for Holdings to enable Holdings to conduct the defense of such claim for Damages. If Holdings fails or refuses to defend any claim for Damages, Holdings may nevertheless, at its own expense, participate in the defense of such claim by the Sellers and in any and all settlement negotiations relating thereto. In any and all events, Holdings shall have such access to the records and files of the Sellers relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.



                               ARTICLE XII
                        MISCELLANEOUS PROVISIONS

     12.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of all of the Sellers and Holdings.

     12.2. Waiver of Compliance; Consents. Any failure of the Sellers on the one hand, or Holdings on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Holdings or the Sellers, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

     12.3. Investigations; Survival of Warranties. The respective representations and warranties of the Sellers and Holdings contained herein or in any certificates or other documents delivered prior to or at the Closing are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or by the occurrence of the Closing including, without limitation, Holdings' environmental due diligence regarding the use of trichloroethane (TCE) prior to the Closing Date. Each and every such representation and warranty shall survive for a period of 27 months from the Closing Date; provided, however, all claims for Damages relating to the representations and warranties made pursuant to Sections 2.14, 2.18 and
2.24 or for Damages based on intentional or fraudulent actions, misrepresentations or breaches shall expire upon the expiration of the applicable statute of limitation. In the event that an indemnification claim for Damages shall be pending as of the end of the applicable period referred to above, such indemnity shall survive with respect to such indemnification claim until the final disposition thereof.

     12.4. Notices. Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or
(iv) telecopied, with receipt confirmed, addressed as follows:

     (a) If to Paul Melech, Raymond Michael Murray, The R. Michael & Joy A. Murray 1997 Unitrust, The Paul and Trish Melech 1997
Unitrust:

 6312 78th Street
 Riverview, Florida 33569
 Telephone: (813) 671-2218
 Telecopier: (813) 671-8464

 If to Raymond E. Murray, The Raymond E. Murray 1997 Unitrust or The Raymond E. Murray Revocable Trust:

 5301 Cypress Street, Suite 307
 Tampa, Florida 33607
 Telephone: (813) 287-1010
 Telecopier: (813) 287-5736

 with a copy to:

 Gregory C. Yadley, Esq.
 Shumaker, Loop & Kendrick, LLP
 Barnett Plaza, Suite 2800
 101 East Kennedy Boulevard
 Tampa, Florida 33602
 Telephone: (813) 227-2238
 Telecopier: (813) 229-1660

 If to The Community Foundation of Tampa, Inc.:
 Attn:  George J. Baxter
 4950 West Kennedy Boulevard, Suite 250
 Tampa, Florida   33609
 Telephone: (813) 282-1975
 Telecopier: (813) 282-3119

 If to O'Neal Sutton:
 11502 Cerca Del Rio Place
 Temple Terrace, Florida   33617

 If to Denise R. Sutton:
 12601 Selah Ranch Road
 Thonotosassa, Florida 33592

 If to O'Neal Sutton III:
 1423 Kimberly Street
 San Jose, California 94129

 If to Steven K. Sutton:
 11926 Lakemist Circle
 Temple Terrace, Florida 33617

 If to Nicole F. Willier:
 12601 Selah Ranch Road
 Thonotosassa, Florida 33592

 If to Kaitlyn M. Sutton:

 1423 Kimberly Street
 San Jose, California 95129

 If to Jackson W. Sutton:

 1423 Kimberly Street
 San Jose, California 95129

 If to Geraldine L. Brown:

 2946 Alonzo Road
 Jacksonville, Florida 32216

 If to Jeanette E. Smith:

 826 A1A Beach Blvd., Apt. #46
 St. Augustine, Florida 32084

 or to such other person or address as any Seller shall furnish to Holdings in writing.

(a) If to Holdings to:

 Thomas H. Quinn, President
 Jordan Industries, Inc.
 ArborLake Centre, Suite 550
 1751 Lake Cook Road
 Deerfield, Illinois 60015
 Telephone:  847-945-5591
 Telecopier:  847-945-5698

 with a copy to:

 G. Robert Fisher, Esq.
 Derek B. Guemmer, Esq.
 Bryan Cave LLP
 1200 Main, Suite 3500
 Kansas City, Missouri 64105
 Telephone:  816-374-3200
 Telecopier:  816-374-3300

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

     12.2. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Sellers without the prior written consent of Holdings. Holdings shall not assign its rights hereunder except to an Affiliate (as that term is defined by the federal securities laws), or to a lending institution as security.

     12.3. Governing Law; Dispute Resolution.

     (a) This Agreement shall be governed by the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the state of Florida) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

     (b) Any dispute between any of the parties hereto or any claim by a party against another party arising out of or relating to this Agreement or relating to any alleged breach thereof including, without limitation, the calculation of the Closing Financials and Computations and the payments pursuant to Section 1.4, shall be determined by arbitration in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in Tampa, Florida or such other location as the parties in dispute may agree upon. The arbitration proceedings shall be subject to the substantive laws of the state of Florida. There shall be one arbitrator, as shall be agreed upon by the parties in dispute, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such an agreement, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator such third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrator shall be an individual skilled in the legal and the business aspects of the subject matter of this Agreement and of the dispute. The decision rendered by the arbitrator mutually agreed upon or the third party arbitrator, as the case may be, shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without right of appeal.

Judgment upon any such decision may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision in an order of enforcement. Costs of the arbitration shall be assessed by the arbitrator against all or any of the parties in dispute and shall be paid promptly by the party or parties so
assessed.   The arbitration proceeding required by this Agreement may be held as part of an arbitration proceeding required by any other agreement entered into in connection with this Agreement.

     12.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.5. Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

     12.6. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.7. Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

   		IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.

TELEPHONE SERVICES HOLDINGS, INC.


By /s/  Thomas Caffrey
	Thomas Caffrey, Vice President

SELLERS:

/s/  Raymond E. Murray      						R. MICHAEL & JOY A. MURRAY 1997
Raymond E. Murray			              	UNITRUST

/s/ Raymond Michael Murray  						BY: PRIVATE CAPITAL GROUP OF STI
Raymond Michael Murray			          CAPITAL MANAGEMENT, N.A., AS TRUSTEE

/s/ Paul Melech             						By:  /s/ Julio E. Castro III
Paul Melech						                  Julio E. Castro III, Senior Vice
                                   President

/s/  O'Neil Sutton          						THE RAYMOND E. MURRAY 1997
O'Neal Sutton	                 				UNITRUST

/s/ Denise R. Sutton        						BY: PRIVATE CAPITAL GROUP OF STI
Denise R. Sutton		               		CAPITAL MANAGEMENT, N.A., AS
					                             	CO-TRUSTEE
/s/  O'Neil Sutton III
O'Neal Sutton III				             By:  /s/ Julio C. Castro III
							                            Julio C. Castro III, Senior Vice
                                    President
/s/  Steven K. Sutton
Steven K. Sutton				              THE RAYMOND E. MURRAY 1997 UNITRUST

/s/ Nicole F. WIllier       						By:  /s/ Gary Saling
Nicole F. Willier					             Gary Saling, as Co-Trustee

/s/  Kaitlyn M. Sutton      						THE RAYMOND E. MURRAY REVOCABLE
Kaitlyn M. Sutton				              TRUST

/s/  Jackson W. Sutton
Jackson W. Sutton				             By: 	/s/ Raymond E. Murray
						                            Raymond E. Murray, Co-Trustee

/s/ Geraldine L. Brown
Geraldine L. Brown				            By: 		/s/ Nancy Murray
						                            	Nancy Murray, Co-Trustee

                                  THE PAUL AND TRISH MELECH 1997
/s/ Jeanette E. Smith              UNITRUST
Jeanette E. Smith
				                            		By: PRIVATE CAPITAL GROUP OF STI
						                             CAPITAL MANAGEMENT, N.A., AS TRUSTEE

                            						By: /s/ Julio E. Castro III
						                            	Julio E. Castro III, Senior Vice
                                   President

                            						THE COMMUNITY FOUNDATION OF
					                              TAMPA BAY, INC.

                            						By: 		/s/ George J. Baxter
							                            George J. Baxter, President


                              CONSENT

Mrs. Kathryn L. Sutton hereby consents to the execution of this Agreement by her husband, O'Neal Sutton III and further consents to the consummation of the transactions contemplated by this Agreement including, without limitation, the sale of the stock issued by the Company to O'Neal Sutton III.

Dated: 			, 1997

	                                         /s/ Kathry L. Sutton
                                    						Kathryn L. Sutton

                        SCHEDULE OF EXHIBITS TO
               AGREEMENT FOR PURCHASE AND SALE OF STOCK


	  Exhibits			    Title

S	Exhibit 1.2(a)		Allocation of Cash Portion of Purchase Price and
Subordinated 					Notes

H	Exhibit 1.2(b)		Five Year Subordinated Note

H	Exhibit 1.2(c)		Six Year Subordinated Note

S	Exhibit 1.2(d)		Allocation of Reserve Amount

S	Exhibit 1.2(e)		Allocation of APPs

S	Exhibit 1.3(a)		Owners' Equity Example

S	Exhibit 1.3(b)		Permitted Distributions

S	Exhibit 1.5	   	Allocation of Purchase Price

S	Exhibit 2.1.1	 	Foreign Qualifications

S	Exhibit 2.1.2	 	Certificate or Articles of Incorporation, Bylaws
                  and Certificates of Authority of the Company

S	Exhibit 2.2		   Schedule of Authorized, Issued and Outstanding Capital
                  Stock of the Company

S	Exhibit 2.3		   Schedule of Subsidiaries and Affiliates

S	Exhibit 2.5		   Restrictions on Ability to Perform

S	Exhibit 2.7	   	Financial Statements

S	Exhibit 2.10	  	Schedule of Contracts

S	Exhibit 2.12	  	Title and Related Matters

S	Exhibit 2.12(d)		Disposed Assets

S	Exhibit 2.13		  Legal Proceedings and Judgments

S	Exhibit 2.14.1		Certain Tax Matters

S	Exhibit 2.14.2		Tax Returns

S	Exhibit 2.16	  	Copies of Reports and Inspections

S	Exhibit 2.18.1		Welfare Benefit Plans; Retiree Health Benefits

S	Exhibit 2.18.2		Pension Benefits Plans

S	Exhibit 2.18.3		Other Benefit Plans Including Vacation

S	Exhibit 2.18.4		Other Plan Deliveries

S	Exhibit 2.18.5		Consents and Agreements

S	Exhibit 2.19	   Schedule of Intellectual Property Rights

S	Exhibit 2.20	  	Warranties and Claims Under Warranties

S	Exhibit 2.21	  	Labor Relations

S	Exhibit 2.22		  Schedule of Insurance

S	Exhibit 2.24		  Environmental Matters

S	Exhibit 2.25		  Schedule of Capital Expenditures

S	Exhibit 2.27		  Schedule of Contracts with Affiliates

S	Exhibit 2.29		  Bank Accounts

S	Exhibit 2.30	  	Compensation Schedule

H	Exhibit 6.3(a)		Consulting and Noncompetition Agreement

H	Exhibit 6.4	   	Noncompetition Agreement

H	Exhibit 6.6	   	Additional Purchase Price Agreement

H	Exhibit 6.7		   Subscription and Stockholders Agreement

H	Exhibit 6.8		   Bonus Plan Agreement

H	Exhibit 6.9		   Release

H	Exhibit 6.10		  Asset Purchase Agreement

H	Exhibit 6.11		  Employment and Noncompetition Agreement

H.	Exhibit 6.12		 Payoff Letter

H	Exhibit 7.1		   Certificate of Fulfillment of Conditions by Sellers and
                  the Company

H	Exhibit 7.3		   Opinion of the Sellers' Counsel

H	Exhibit 7.6		   Solvency Certificate

H	Exhibit 7.13		  Estoppel Certificate

H	Exhibit 7.14		  Withholding Certificate

H	Exhibit 8.1		   Certificate of Fulfillment of Conditions of Holdings

H	Exhibit 8.3		   Opinion of Holdings' Counsel


S -	First draft to be prepared by counsel for the Sellers
H -	First draft to be prepared by counsel for Holdings





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